Consent of Independent Accounting Firm

The Board of Directors

Energy Fuels Inc.:

We consent to the incorporation by reference into the Registration Statement on Form S-8 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission of our report dated March 29, 2022, with respect to the consolidated financial statements of Virginia Energy Resources Inc.

/s/ Smythe LLP

Vancouver, British Columbia

April 10, 2024